Exhibit 99.15

 “AS IS” Residential Contract For Sale And Purchase
THIS FORM HAS BEEN APPROVED BY THE FLORIDA REALTORS AND THE FLORIDA BAR

PARTIES: ISU Properties LP, a Pennsylvania limited partnership ("Seller"), and Optibase Real Estate Miami, LLC, a Delaware limited liability company ("Buyer"), agree that Seller shall sell and Buyer shall buy the following described Real Property and Personal Property (collectively “Property”) pursuant to the terms and conditions of this AS IS Residential Contract For Sale And Purchase and any riders and addenda (“Contract”):

1. PROPERTY DESCRIPTION:

(a) Street address, city, zip: Continuum North Tower, 50 S. Pointe Drive, Unit 3302, Miami Beach FL 33139

(b) Property is located in: Miami-Dade County, Florida. Real Property Tax ID No: 02-4203-340-0730

(c) Legal description of the Real Property: Unit 3302, Continuum on South Beach Condominium, The North Tower, in accordance with the Declaration thereof recorded in ORB 26131, Page 1961, MDC, FL together with all existing improvements and fixtures, including built-in appliances, built-in furnishings and attached wall-to-wall carpeting and flooring (“Real Property”) unless specifically excluded below.

(d) Personal Property: The following items owned by Seller and existing on the Property as of the date of the initial offer are included in the purchase (“Personal Property”): (i) range(s)/oven(s), dishwasher(s),disposal, ceiling fan(s), intercom, light fixtures, rods, draperies and other window treatments, garage door openers, and security gate and other access devices; and (ii) those additional items checked below. If additional details are necessary, specify below. If left blank, the item below is not included:

☒ Refrigerator(s)	☒ Smoke detector(s)	☐ Pool Barrier/fence	☐ Storage shed
☒ Microwave oven	☐ Security system	☐ Pool equipment	☐ TV antenna/satellite dish
☒ Washer	☐ Window/wall a/c	☐ Pool heater	☐ Water softener/purifier
☒ Dryer	☐ Generator	☐ Spa or hot tub with heater ☐ Above ground pool	☐ Storm shutters and panels
☐ Stand-alone ice maker

The only other items of Personal Property included in this purchase, and any additional details regarding Personal Property, if necessary, are:____________________________________________________________________

Personal Property is included in the Purchase Price, has no contributory value, and shall be left for the Buyer.

(e) The following items are excluded from the purchase:. All personal property not specifically identified above

2. PURCHASE PRICE (U.S. currency):….……………………………………………… $ 4,950,000

(a) Initial deposit to be held in escrow in the amount of (checks subject to COLLECTION) $_____________0
     The initial deposit made payable and delivered to “Escrow Agent” named below
     (CHECK ONE): __  accompanies offer or __ is to be made upon acceptance (Effective Date)
      Or __ is to be made within _____ (if blank, then 3) days after Effective Date

Escrow Agent Information: Name:
Address:____________________________________________________ Phone:_________________
E-mail:_____________________________________________________ Fax: ___________________

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

(b) Additional deposit to be delivered to Escrow Agent within _______ (if blank, then 3) days after Effective Date………….$_____________ 0
    (All deposits paid or agreed to be paid, are collectively referred to as the “Deposit”)

(c) Financing: Express as a dollar amount or percentage (“Loan Amount”) see Paragraph 8 …..…. _____________0

(d) Other: ______________________________________________________________ ……$______________ 0

(e) Balance to close (not including Buyer’s closing costs, prepaids and prorations) by wire transfer or other COLLECTED funds……..    $ 4,950,000

     NOTE: For the definition of “COLLECTION” or “COLLECTED” see STANDARD S.

3. TIME FOR ACCEPTANCE OF OFFER AND COUNTER-OFFERS; EFFECTIVE DATE:

(a) If not signed by Buyer and Seller, and an executed copy delivered to all parties on or before ________, 2013 at 5pm East. Time, this offer shall be deemed withdrawn and the Deposit, if any, will be returned to Buyer. Unless otherwise stated, time for acceptance of any counter-offers shall be within 2 days after the day the counter-offer is delivered.

(b) The effective date of this Contract will be the date when the last one of the Buyer and Seller has signed or  initialed this offer or final counter-offer (“Effective Date”).

4. CLOSING DATE: Unless modified by other provisions of this Contract, the closing of this transaction shall occur  and the closing documents required to be furnished by each party pursuant to this Contract shall be delivered  (“Closing”) on or before twenty (20) days after the "Shareholder Ratification"(as hereinafter defined) (“Closing Date”), at the time established by the Closing Agent.

5. EXTENSION OF CLOSING DATE:

(a) If Closing funds from Buyer’s lender(s) are not available at time of Closing due to Truth In Lending Act (TILA) notice requirements, Closing shall be extended for such period necessary to satisfy TILA notice requirements, not to exceed 7 days.

(b) If extreme weather or other condition or event constituting “Force Majeure” (see STANDARD G) causes:

(i) disruption of utilities or other services essential for Closing, or (ii) Hazard, Wind, Flood or Homeowners’ insurance, to become unavailable prior to Closing, Closing will be extended a reasonable time up to 3 days after restoration of utilities and other services essential to Closing, and availability of applicable Hazard, Wind, Flood or Homeowners’ insurance. If restoration of such utilities or services and availability of insurance has not occurred within _______ (if left blank, 14) days after Closing Date, then either party may terminate this Contract by delivering written notice to the other party, and Buyer shall be refunded the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract.

6. OCCUPANCY AND POSSESSION: Unless otherwise stated herein, Seller shall at Closing, have removed all personal items and trash from the Property and shall deliver occupancy and possession, along with all keys, arage door openers, access devices and codes, as applicable, to Buyer. If Property is intended to be rented or ccupied beyond Closing, the fact and terms thereof and the tenant(s) or occupants shall be disclosed pursuant to STANDARD D. If occupancy is to be delivered before Closing, Buyer assumes all risks of loss to Property from date of occupancy, shall be responsible and liable for maintenance from that date, and shall be deemed to have accepted Property in its existing condition as of time of taking occupancy.

7. ASSIGNABILITY: (CHECK ONE) Buyer ___may assign and thereby be released from any further liability  under this Contract; X may assign but not be released from liability under this Contract; or ___ may not assign this Contract. Notwithstanding anything contained herein to the contrary, the Seller hereby consents to the assignment of this Agreement to a wholly owned subsidiary of the Buyer or to an entity under its common control.

FINANCING

8. FINANCING:

X (a) Buyer will pay for the purchase of the Property as follows: (a) in common stock of Optibase Ltd., at a price per share to be determined by the Board of Directors of Optibase Ltd. (the "Optibase Ltd. Stock"), subject to the retention of shares pursuant to Section 20, item 6 hereof, and (b) cash for its portion of the closing costs. There is no financing contingency to Buyer’s obligation to close.

___ (b) This Contract is contingent upon Buyer obtaining a written loan commitment for a ___conventional ___ FHA___ VA loan on the following terms within _______ (if blank, then 30) days after Effective Date (“Loan Commitment Date”) for: (CHECK ONE): ___ fixed, ___adjustable, ___ fixed or adjustable rate loan in the principal amount of $ _______________ or _______ % of the Purchase Price, at an initial interest rate not to exceed _______ % (if blank, then prevailing rate based upon Buyer’s creditworthiness), and for a term of _______ years (“Financing”).

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

Buyer will make mortgage loan application for the Financing within _______ (if blank, then 5) days after Effective Date and use good faith and diligent effort to obtain a written loan commitment for the Financing(“Loan Commitment”) and close this Contract. Buyer shall keep Seller and Broker fully informed abou tthe status of mortgage loan application and Loan Commitment and authorizes Buyer’s mortgage broker and Buyer’s lender to disclose such status and progress to Seller and Broker.

If Buyer does not receive Loan Commitment, then Buyer may terminate this Contract by delivering written notice to Seller, and the Deposit shall be refunded to Buyer, thereby releasing Buyer and Seller from all further obligations under this Contract. If Buyer does not deliver written notice to Seller of receipt of Loan Commitment or Buyer’s written waiver of this financing contingency, then after Loan Commitment Date Seller may terminate this Contract by delivering written notice to Buyer and the Deposit shall be refunded to Buyer, thereby releasing Buyer and
Seller from all further obligations under this Contract.

If Buyer delivers written notice of receipt of Loan Commitment to Seller and this Contract does not thereafter close, the Deposit shall be paid to Seller unless failure to close is due to: (1) Seller’s default; (2) Property related conditions of the Loan Commitment have not been met (except when such conditions are waived by other provisions of this Contract); (3) appraisal of the Property obtained by Buyer’s lender is insufficient to meet terms of the Loan Commitment; or (4) the loan is not funded due to financial failure of Buyer’s lender, in which event(s) the Deposit shall be returned to Buyer, thereby releasing Buyer and Seller from all further obligations under this Contract.

___(c) Assumption of existing mortgage (see rider for terms).

___(d) Purchase money note and mortgage to Seller (see riders; addenda; or special clauses for terms).

CLOSING COSTS, FEES AND CHARGES

9. CLOSING COSTS; TITLE INSURANCE; SURVEY; HOME WARRANTY; SPECIAL ASSESSMENTS:

(a) COSTS TO BE PAID BY SELLER:

• Documentary stamp taxes and surtax on deed, if any	• HOA/Condominium Association estoppel fees
• Owner’s Policy and Charges (if Paragraph 9(c)(i) is checked)	• Recording and other fees needed to cure title
• Title search charges (if Paragraph 9(c)(iii) is checked)	• Seller’s attorneys’ fees
• Other:__________________________________________________________________________________
If, prior to Closing, Seller is unable to meet the AS IS Maintenance Requirement as required by Paragraph 11 a sum equal to 125% of estimated cost to meet the AS IS Maintenance Requirement shall be escrowed at Closing. If actual costs to meet the AS IS Maintenance Requirement exceed escrowed amount, Seller shall pay such actual costs. Any unused portion of escrowed amount shall be returned to Seller.

(b) COSTS TO BE PAID BY BUYER:

• Taxes and recording fees on notes and mortgages	• Loan expenses
• Recording fees for deed and financing statements	• Appraisal fees
• Owner’s Policy and Charges (if Paragraph 9(c)(ii) is checked)	• Buyer’s Inspections
• Survey (and elevation certification, if required)	• Buyer’s attorneys’ fees
• Lender’s title policy and endorsements	• All property related insurance
• HOA/Condominium Association application/transfer fees
• Other: Notwithstanding anything contained herein to the contrary, Buyer and Seller will share all closing costs, fees and changes equally except Buyer shall fully pay for appraisal fees and inspection costs.  Items to be prorated shall be prorated in accordance with the terms hereof.

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

(c) TITLE EVIDENCE AND INSURANCE: At least ______ (if blank, then 5) days prior to Closing Date, a title  insurance commitment issued by a Florida licensed title insurer, with legible copies of instruments listed as  exceptions attached thereto (“Title Commitment”) and, after Closing, an owner’s policy of title insurance (see  STANDARD A for terms) shall be obtained and delivered to Buyer. If Seller has an owner’s policy of title  insurance covering the Real Property, a copy shall be furnished to Buyer and Closing Agent within 5 days after  Effective Date. The owner’s title policy premium and charges for owner’s policy endorsements, title search,  and closing services (collectively, “Owner’s Policy and Charges”) shall be paid, as set forth below
(CHECK ONE):

___ (i) Seller will designate Closing Agent and pay for Owner’s Policy and Charges (but not including charges  for closing services related to Buyer’s lender’s policy and endorsements and loan closing, which amounts  shall be paid by Buyer to Closing Agent or such other provider(s) as Buyer may select); or

___ (ii) Buyer will designate Closing Agent and pay for Owner’s Policy and Charges and charges for closing  services related to Buyer’s lender’s policy, endorsements, and loan closing; or

X (iii) [MIAMI-DADE/BROWARD REGIONAL PROVISION]: Seller will furnish a copy of a prior owner’s policy of title insurance or other evidence of title and pay fees for: (A) a continuation or update of such title evidence, which is acceptable to Buyer’s title insurance underwriter for reissue of coverage; (B) tax search; and  (C) municipal lien search. Buyer shall obtain and pay for post-Closing continuation and premium for Buyer’s  owner’s policy, and if applicable, Buyer’s lender’s policy. Seller shall not be obligated to pay more than  $ _____________ (if blank, $200.00) for abstract continuation or title search ordered or performed by Closing  Agent.

(d) SURVEY: At least 5 days prior to Closing, Buyer may, at Buyer’s expense, have the Real Property surveyed  and certified by a registered Florida surveyor (“Survey”). If Seller has a survey covering the Real Property, a  copy shall be furnished to Buyer and Closing Agent within 5 days after Effective Date.

(e) HOME WARRANTY: At Closing,___ Buyer ___ Seller X N/A will pay for a home warranty plan issued by  ___________________________________________ at a cost not to exceed $_________________. A home  warranty plan provides for repair or replacement of many of a home’s mechanical systems and major built-in  appliances in the event of breakdown due to normal wear and tear during the agreement’s warranty period.  (f) SPECIAL ASSESSMENTS: At Closing, Seller will pay: (i) the full amount of liens imposed by a public body  (“public body” does not include a Condominium or Homeowner’s Association) that are certified, confirmed and  ratified before Closing; and (ii) the amount of the public body’s most recent estimate or assessment for an  improvement which is substantially complete as of Effective Date, but that has not resulted in a lien being imposed on the Property before Closing. Buyer will pay all other assessments. If special assessments may be paid in installments (CHECK ONE):

X (a) Seller shall pay installments due prior to Closing and Buyer shall pay installments due after Closing. Installments prepaid or due for the year of Closing shall be prorated.

___ (b) Seller shall pay the assessment(s) in full prior to or at the time of Closing.

IF NEITHER BOX IS CHECKED, THEN OPTION (a) SHALL BE DEEMED SELECTED.

This Paragraph 9(f) shall not apply to a special benefit tax lien imposed by a community development district (CDD) pursuant to Chapter 190 F.S. which lien shall be treated as an ad valorem tax and prorated pursuant to STANDARD K.

DISCLOSURES

10. DISCLOSURES:

(a)
RADON GAS: Radon is a naturally occurring radioactive gas that, when it is accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding  radon and radon testing may be obtained from your county health department.

(b)
PERMITS DISCLOSURE: Except as may have been disclosed by Seller to Buyer in a written disclosure,  Seller does not know of any improvements made to the Property which were made without required permits or made pursuant to permits which have not been properly closed.

(c)
MOLD: Mold is naturally occurring and may cause health risks or damage to property. If Buyer is concerned or desires additional information regarding mold, Buyer should contact an appropriate professional.

(d)
FLOOD ZONE; ELEVATION CERTIFICATION: Buyer is advised to verify by elevation certificate which flood one the Property is in, whether flood insurance is required by Buyer’s lender, and what restrictions apply to improving the Property and rebuilding in the event of casualty. If Property is in a “Special Flood Hazard Area” or “Coastal High Hazard Area” and finished floor elevation is below minimum flood elevation, Buyer may terminate this Contract by delivering written notice to Seller within 20 days after Effective Date, failing which Buyer accepts existing elevation of buildings and flood zone designation of Property.

(e)	ENERGY BROCHURE: Buyer acknowledges receipt of Florida Energy-Efficiency Rating Information Brochure required by Section 553.996, F.S.

(f)	LEAD-BASED PAINT: If Property includes pre-1978 residential housing, a lead-based paint rider is mandatory.

(g)	HOMEOWNERS’ ASSOCIATION/COMMUNITY DISCLOSURE: BUYER SHOULD NOT EXECUTE THIS CONTRACT UNTIL BUYER HAS RECEIVED AND READ THE HOMEOWNERS’ ASSOCIATION/COMMUNITY DISCLOSURE, IF APPLICABLE.

(h)
PROPERTY TAX DISCLOSURE SUMMARY: BUYER SHOULD NOT RELY ON THE SELLER’S CURRENT PROPERTY TAXES AS THE AMOUNT OF PROPERTY TAXES THAT THE BUYER MAY BE OBLIGATED TO PAY IN THE YEAR SUBSEQUENT TO PURCHASE. A CHANGE OF OWNERSHIP OR PROPERTY IMPROVEMENTS TRIGGERS REASSESSMENTS OF THE PROPERTY THAT COULD RESULT IN HIGHER PROPERTY TAXES. IF YOU HAVE ANY QUESTIONS CONCERNING VALUATION, CONTACT THE BOUNTY PROPERTY APPRAISER’S OFFICE FOR INFORMATION.

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

(i)
TAX WITHHOLDING: If Seller is a “foreign person” as defined by the Foreign Investment in Real Property Tax Act (“FIRPTA”), Buyer and Seller will comply with FIRPTA, which may require Seller to provide additional cash  at Closing.

(j)
SELLER DISCLOSURE: Seller knows of no facts materially affecting the value of the Real Property which are not readily observable and which have not been disclosed to Buyer. Except as stated in the preceding sentence or otherwise disclosed in writing: (1) Seller has received no written or verbal notice from any governmental entity or agency as to a currently uncorrected building, environmental or safety code violation; and (2) Seller extends and intends no warranty and makes no representation of any type, either express or implied, as to the physical condition or history of the Property.

PROPERTY MAINTENANCE, CONDITION, INSPECTIONS AND EXAMINATIONS

11. PROPERTY MAINTENANCE: Except for ordinary wear and tear and Casualty Loss, Seller shall maintain the Property, including, but not limited to, lawn, shrubbery, and pool, in the condition existing as of Effective Date (“AS IS Maintenance Requirement”).

12. PROPERTY INSPECTION; RIGHT TO CANCEL:

(a)
PROPERTY INSPECTIONS AND RIGHT TO CANCEL: Buyer has completed its inspections of the Property. Buyer shall be responsible for prompt payment for such inspections, for repair of damage to, and restoration of, the Property resulting from such inspections, and shall provide Seller with paid receipts for all work done on the Property (the preceding provision shall survive termination of this Contract).  Buyer accepts the physical condition of the Property and any violation of governmental, building, environmental, and safety codes, restrictions, or requirements, but  subject to Seller’s continuing AS IS Maintenance Requirement, and Buyer shall be responsible for any  and all repairs and improvements required by Buyer’s lender.

(b)
WALK-THROUGH INSPECTION/RE-INSPECTION: On the day prior to Closing Date, or on Closing Date prior  to time of Closing, as specified by Buyer, Buyer or Buyer’s representative may perform a walk-through (and  follow-up walk-through, if necessary) inspection of the Property solely to confirm that all items of Personal  Property are on the Property and to verify that Seller has maintained the Property as required by the AS IS  Maintenance Requirement and has met all other contractual obligations.

(c)
SELLER ASSISTANCE AND COOPERATION IN CLOSE-OUT OF BUILDING PERMITS: If Buyer’s inspection of the Property identifies open or needed building permits, then Seller shall promptly deliver to  Buyer all plans, written documentation or other information in Seller’s possession, knowledge, or control  relating to improvements to the Property which are the subject of such open or needed Permits, and shall  promptly cooperate in good faith with Buyer’s efforts to obtain estimates of repairs or other work necessary to  resolve such Permit issues. Seller’s obligation to cooperate shall include Seller’s execution of necessary authorizations, consents, or other documents necessary for Buyer to conduct inspections and have estimates of such repairs or work prepared, but in fulfilling such obligation, Seller shall not be required to expend, or become obligated to expend, any money.

(d)
ASSIGNMENT OF REPAIR AND TREATMENT CONTRACTS AND WARRANTIES: At Buyer’s option and cost, Seller will, at Closing, assign all assignable repair, treatment and maintenance contracts and warranties to Buyer.

ESCROW AGENT AND BROKER

13. ESCROW AGENT: Any Closing Agent or Escrow Agent (collectively “Agent”) receiving the Deposit, other funds and other items is authorized, and agrees by acceptance of them, to deposit them promptly, hold same in escrow within the State of Florida and, subject to COLLECTION, disburse them in accordance with terms and conditions of this Contract. Failure of funds to become COLLECTED shall not excuse Buyer’s performance. When conflicting demands for the Deposit are received, or Agent has a good faith doubt as to entitlement to the Deposit, Agent may take such actions permitted by this Paragraph 13, as Agent deems advisable. If in doubt as to Agent’s duties or liabilities under this Contract, Agent may, at Agent’s option, continue to hold the subject matter of the escrow until the parties agree to its disbursement or until a final judgment of a court of competent jurisdiction shall determine the rights of the parties, or Agent may deposit same with the clerk of the circuit court having jurisdiction of the dispute. An attorney who represents a party and also acts as Agent may represent such party in such action. Upon notifying all parties concerned of such action, all liability on the part of Agent shall fully terminate, except to the extent of accounting for any items previously delivered out of escrow. If a licensed real estate broker, Agent will comply with provisions of Chapter 475, F.S., as amended and FREC rules to timely resolve escrow disputes through mediation, arbitration, interpleader or an escrow disbursement order. Any proceeding between Buyer and Seller wherein Agent is made a party because of acting as Agent hereunder, or in any proceeding where Agent interpleads the subject matter of the escrow, Agent shall recover reasonable attorney’s fees and costs incurred, to be paid pursuant to court order out of the escrowed funds or equivalent. Agent shall not be liable to any party or person for mis-delivery of any escrowed items, unless such mis-delivery is due to Agent’s willful breach of this Contract or Agent’s gross negligence. This Paragraph 13 shall survive Closing or termination of this Contract.

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

14. PROFESSIONAL ADVICE; BROKER LIABILITY: Broker advises Buyer and Seller to verify Property condition, square footage, and all other facts and representations made pursuant to this Contract and to consult appropriate professionals for legal, tax, environmental, and other specialized advice concerning matters affecting the Property and the transaction contemplated by this Contract. Broker represents to Buyer that Broker does not reside on the Property and that all representations (oral, written or otherwise) by Broker are based on Seller representations or public records. BUYER AGREES TO RELY SOLELY ON SELLER, PROFESSIONAL INSPECTORS AND GOVERNMENTAL AGENCIES FOR VERIFICATION OF PROPERTY CONDITION, SQUARE FOOTAGE AND FACTS THAT MATERIALLY AFFECT PROPERTY VALUE AND NOT ON THE REPRESENTATIONS (ORAL, WRITTEN OR OTHERWISE) OF BROKER. Buyer and Seller (individually, the “Indemnifying Party”) each individually indemnifies, holds harmless, and releases Broker and Broker’s officers, directors, agents and employees from all liability for loss or damage, including all costs and expenses, and reasonable attorney’s fees at all levels, suffered or incurred by Broker and Broker’s officers, directors, agents and employees in connection with or arising from claims, demands or causes of action instituted by Buyer or Seller based on: (i) inaccuracy of information provided by the Indemnifying Party or from public records; (ii) Indemnifying Party’s misstatement(s) or failure to perform contractual obligations; (iii) Broker’s performance, at Indemnifying Party’s request, of any task beyond the scope of services regulated by Chapter 475, F.S., as amended, including Broker’s referral, recommendation or retention of any vendor for, or on behalf of, Indemnifying Party; (iv) products or services provided by any such vendor for, or on behalf of, Indemnifying Party; and (v) expenses incurred by any such vendor. Buyer and Seller each assumes full responsibility for selecting and compensating their respective vendors and paying their other costs under this Contract whether or not this transaction closes. This Paragraph 14 will not relieve Broker of statutory obligations under Chapter 475, F.S., as amended. For purposes of this Paragraph 14, Broker will be treated as a party to this Contract. This Paragraph 14 shall survive Closing or termination of this Contract.

DEFAULT AND DISPUTE RESOLUTION
15. DEFAULT:

(a)
BUYER DEFAULT: If Buyer fails, neglects or refuses to perform Buyer’s obligations under this Contract, including payment of the Deposit and failure to close on the Closing Date within the time(s) specified and Buyer fails to cure the same ten (10) days after Buyer receives written notice thereof, Seller's sole and exclusive remedy shall be to terminate this contract in full settlement of any claims, whereupon Buyer and Seller shall be relieved from all further obligations under this Contract, or Seller, at Seller’s option, may, pursuant to Paragraph 16, proceed in equity to enforce Seller’s rights under this Contract.

(b)
SELLER DEFAULT: If for any reason other than failure of Seller to make Seller’s title marketable after reasonable diligent effort, Seller fails, neglects or refuses to perform Seller’s obligations under this Contract, and Seller fails to cure the same ten (10) days after seller receives written notice thereof, then Buyer shall have all remedies available under Florida Law, including the right to recover such damages or seek specific performance. This Paragraph 15 shall survive Closing or termination of this Contract.

16. DISPUTE RESOLUTION: Unresolved controversies, claims and other matters in question between Buyer and Seller arising out of, or relating to, this Contract or its breach, enforcement or interpretation (“Dispute”) will be settled as follows:

(a)
Buyer and Seller will have 10 days after the date conflicting demands for the Deposit are made to attempt to resolve such Dispute, failing which, Buyer and Seller shall submit such Dispute to mediation under Paragraph 16(b).

(b)
Buyer and Seller shall attempt to settle Disputes in an amicable manner through mediation pursuant to Florida Rules for Certified and Court-Appointed Mediators and Chapter 44, F.S., as amended (the “Mediation Rules”). The mediator must be certified or must have experience in the real estate industry. Injunctive relief may be sought without first complying with this Paragraph 16(b). Disputes not settled pursuant to this Paragraph 16 may be resolved by instituting action in the appropriate court having jurisdiction of the matter. This Paragraph 16 shall survive Closing or termination of this Contract.

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

17. ATTORNEY’S FEES; COSTS: The parties will split equally any mediation fee incurred in any mediation permitted by this Contract, and each party will pay their own costs, expenses and fees, including attorney’s fees, incurred in conducting the mediation. In any litigation permitted by this Contract, the prevailing party shall be entitled to recover from the non-prevailing party costs and fees, including reasonable attorney’s fees, incurred in conducting the litigation. This Paragraph 17 shall survive Closing or termination of this Contract.

STANDARDS FOR REAL ESTATE TRANSACTIONS (“STANDARDS”)

18. STANDARDS:

A. TITLE:

(i) TITLE EVIDENCE; RESTRICTIONS; EASEMENTS; LIMITATIONS: Within the time period provided in Paragraph 9(c), the Title Commitment, with legible copies of instruments listed as exceptions attached thereto, shall be issued and delivered to Buyer. The Title Commitment shall set forth those matters to be discharged by Seller at or before Closing and shall provide that, upon recording of the deed to Buyer, an owner’s policy of title insurance in the amount of the Purchase Price, shall be issued to Buyer insuring Buyer’s marketable title to the Real Property, subject only to the following matters: (a) comprehensive land use plans, zoning, and other land use restrictions, prohibitions and requirements imposed by governmental authority; (b) restrictions and matters appearing on the Plat or otherwise common to the subdivision; (c) outstanding oil, gas and mineral rights of record without right of entry; (d) unplatted public utility easements of record (located contiguous to real property lines and not more than 10 feet in width as to rear or front lines and 7 1/2 feet in width as to side lines); (e) taxes for year of Closing and subsequent years; and (f) assumed mortgages and purchase money mortgages, if any (if additional items, attach addendum); provided, that none prevent use of the Property for RESIDENTIAL PURPOSES. If there exists at Closing any violation of items identified in (b) - (f) above, then the same shall be deemed a title defect. Marketable title shall be determined according to applicable Title Standards adopted by authority of The Florida Bar and in accordance with law.

STANDARDS FOR REAL ESTATE TRANSACTIONS (CONTINUED)

STANDARDS FOR REAL ESTATE TRANSACTIONS (CONTINUED)

(ii) TITLE EXAMINATION: Buyer shall have 5 days after receipt of Title Commitment to examine it and notify Seller in writing specifying defect(s), if any, that render title unmarketable. If Seller provides Title Commitment and it is delivered to Buyer less than 5 days prior to Closing Date, Buyer may extend Closing for up to 5 days after date of receipt to examine same in accordance with this STANDARD A. Seller shall have 30 days (“Cure Period”) after receipt of Buyer’s notice to take reasonable diligent efforts to remove defects. If Buyer fails to so notify Seller, Buyer shall be deemed to have accepted title as it then is. If Seller cures defects within Cure Period, Seller will deliver written notice to Buyer (with proof of cure acceptable to Buyer and Buyer’s attorney) and the parties will close this Contract on Closing Date (or if Closing Date has passed, within 10 days after Buyer’s receipt of Seller’s notice). If Seller is unable to cure defects within Cure Period, then Buyer may, within 5 days after expiration of Cure Period, deliver written notice to Seller: (a) extending Cure Period for a specified period not to exceed 120 days within which Seller shall continue to use reasonable diligent effort to remove or cure the defects (“Extended Cure Period”); or (b) electing to accept title with existing defects and close this Contract on Closing Date (or if Closing Date has passed, within the earlier of 10 days after end of Extended Cure Period or Buyer’s receipt of Seller’s notice), or (c) electing to terminate this Contract and receive a refund of the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract. If after reasonable diligent effort, Seller is unable to timely cure defects, and Buyer does not waive the defects, this Contract shall terminate, and Buyer shall receive a refund of the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract.

B. SURVEY: If Survey discloses encroachments on the Real Property or that improvements located thereon encroach on setback lines, easements, or lands of others; or violate any restrictions, covenants, or applicable governmental regulations described in STANDARD A (i)(a), (b) or (d) above, Buyer shall deliver written notice of such matters, together with a copy of Survey, to Seller within 5 days after Buyer’s receipt of Survey, but no later than Closing. If Buyer timely delivers such notice and Survey to Seller, such matters identified in the notice and Survey shall constitute a title defect, subject to cure obligations of STANDARD A above. If Seller has delivered a prior survey, Seller shall, at Buyer’s request, execute an affidavit of “no change” to the Real Property since the preparation of such prior survey, to the extent the affirmations therein are true and correct.

C. INGRESS AND EGRESS: Seller represents that there is ingress and egress to the Real Property and title to the Real Property is insurable in accordance with STANDARD A without exception for lack of legal right of access.

D. LEASES: Seller shall, within 5 days after Inspection Period, furnish to Buyer copies of all written leases and estoppel letters from each tenant specifying nature and duration of tenant’s occupancy, rental rates, advanced rent and security deposits paid by tenant, and income and expense statements for preceding 12 months (“Lease Information”). If Seller is unable to obtain estoppel letters from tenant(s), the same information shall be furnished by Seller to Buyer within that time period in the form of a Seller’s affidavit, and Buyer may thereafter contact tenant(s) to confirm such information. If terms of the lease(s) differ materially from Seller’s representations, Buyer may deliver written notice to Seller within 5 days after receipt of Lease Information, but no later than 5 days prior to Closing Date, terminating this Contract and receive a refund of the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract. Seller shall, at Closing, deliver and assign all original leases to Buyer who shall assume Seller’s obligation thereunder.

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

E. LIENS: Seller shall furnish to Buyer at Closing an affidavit attesting; (i) to the absence of any financing  statement, claims of lien or potential lienors known to Seller, and (ii) that there have been no improvements or repairs  to the Real Property for 90 days immediately preceding Closing Date. If the Real Property has been improved or repaired within that time, Seller shall deliver releases or waivers of construction liens executed by all general contractors, subcontractors, suppliers and materialmen in addition to Seller’s lien affidavit setting forth names of all such general contractors, subcontractors, suppliers and materialmen, further affirming that all charges for improvements or repairs which could serve as a basis for a construction lien or a claim for damages have been paid or will be paid at Closing.

F. TIME: Calendar days shall be used in computing time periods. Any time periods provided for in this Contract which shall end on a Saturday, Sunday, or a national legal holiday (see 5 U.S.C. 6103) shall extend to 5:00 p.m. (where the Property is located) of the next business day. Time is of the essence in this Contract.

G. FORCE MAJEURE: Buyer or Seller shall not be required to perform any obligation under this Contract or be liable to each other for damages so long as performance or non-performance of the obligation is delayed, caused or prevented by Force Majeure. “Force Majeure” means: hurricanes, earthquakes, floods, fire, acts of God, unusual transportation delays, wars, insurrections, acts of terrorism, and any other cause not reasonably within control of Buyer or Seller, and which, by exercise of reasonable diligent effort, the non-performing party is unable in whole or in part to prevent or overcome. All time periods, including Closing Date, will be extended for the period that the Force Majeure prevents performance under this Contract, provided, however, if such Force Majeure continues to prevent performance under this Contract more than 14 days beyond Closing Date, then either party may terminate this Contract by delivering written notice to the other and the Deposit shall be refunded to Buyer, thereby releasing Buyer and Seller from all further obligations under this Contract.

STANDARDS FOR REAL ESTATE TRANSACTIONS (CONTINUED)

H. CONVEYANCE: Seller shall convey marketable title to the Real Property by statutory warranty, trustee’s, personal representative’s, or guardian’s deed, as appropriate to the status of Seller, subject only to matters described in STANDARD A and those accepted by Buyer. Personal Property shall, at request of Buyer, be transferred by absolute bill of sale with warranty of title, subject only to such matters as may be provided for in this Contract.

I. CLOSING LOCATION; DOCUMENTS; AND PROCEDURE:

(i) LOCATION: Closing will take place in the county where the Real Property is located at the office of the  attorney or other closing agent (“Closing Agent”) designated by the party paying for the owner’s policy of title insurance, or, if no title insurance, designated by Seller. Closing may be conducted by mail or electronic means.

(ii) CLOSING DOCUMENTS: At Closing, Seller shall furnish and pay for, as applicable, deed, bill of sale, certificate of title, construction lien affidavit, owner’s possession affidavit, assignments of leases, and corrective instruments. Seller shall provide Buyer with paid receipts for all work done on the Property pursuant to this Contract. Buyer shall furnish and pay for, as applicable, mortgage, mortgage note, security agreement, financing statements, survey, base elevation certification, and other documents required by Buyer’s lender.

(iii) PROCEDURE: The deed shall be recorded upon COLLECTION of all closing funds. If the Title Commitment provides insurance against adverse matters pursuant to Section 627.7841, F.S., as amended, the escrow closing procedure required by STANDARD J shall be waived, and Closing Agent shall, subject to COLLECTION of all closing funds, disburse at Closing the brokerage fees to Broker and the net sale proceeds to Seller.

J. ESCROW CLOSING PROCEDURE: If Title Commitment issued pursuant to Paragraph 9(c) does not provide for insurance against adverse matters as permitted under Section 627.7841, F.S., as amended, the following escrow and closing procedures shall apply: (1) all Closing proceeds shall be held in escrow by the Closing Agent for a period of not more than 10 days after Closing; (2) if Seller’s title is rendered unmarketable, through no fault of Buyer, Buyer shall, within the 10 day period, notify Seller in writing of the defect and Seller shall have 30 days from date of receipt of such notification to cure the defect; (3) if Seller fails to timely cure the defect, the Deposit and all Closing funds paid by Buyer shall, within 5 days after written demand by Buyer, be refunded to Buyer and, simultaneously with such repayment, Buyer shall return the Personal Property, vacate the Real Property and re-convey the Property to Seller by special warranty deed and bill of sale; and (4) if Buyer fails to make timely demand for refund of the Deposit, Buyer shall take title as is, waiving all rights against Seller as to any intervening defect except as may be available to Buyer by virtue of warranties contained in the deed or bill of sale.

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

K. PRORATIONS; CREDITS: The following recurring items will be made current (if applicable) and prorated as of the day prior to Closing Date, or date of occupancy if occupancy occurs before Closing Date: real estate taxes  (including special benefit tax assessments imposed by a CDD), interest, bonds, association fees, insurance, rents and other expenses of Property. Buyer shall have option of taking over existing policies of insurance, if assumable, in which event premiums shall be prorated. Cash at Closing shall be increased or decreased as may be required by prorations to be made through day prior to Closing. Advance rent and security deposits, if any, will be credited to Buyer. Escrow deposits held by Seller’s mortgagee will be paid to Seller. Taxes shall be prorated based on current year’s tax with due allowance made for maximum allowable discount, homestead and other exemptions. If Closing occurs on a date when current year’s millage is not fixed but current year’s assessment is available, taxes will be prorated based upon such assessment and prior year’s millage. If current year’s assessment is not available, then taxes will be prorated on prior year’s tax. If there are completed improvements on the Real Property by January 1st of year of Closing, which improvements were not in existence on January 1st of prior year, then taxes shall be prorated based upon prior year’s millage and at an equitable assessment to be agreed upon between the parties, failing which, request shall be made to the County Property Appraiser for an informal assessment taking into account available exemptions. A tax proration based on an estimate shall, at either party’s request, be readjusted upon receipt of current year’s tax bill. This STANDARD K shall survive Closing.

L. ACCESS TO PROPERTY TO CONDUCT APPRAISALS, INSPECTIONS, AND WALK-THROUGH: Seller shall, upon reasonable notice, provide utilities service and access to Property for appraisals and inspections, including a walk-through (or follow-up walk-through if necessary) prior to Closing.

M. RISK OF LOSS: If, after Effective Date, but before Closing, Property is damaged by fire or other casualty (“Casualty Loss”) and cost of restoration (which shall include cost of pruning or removing damaged trees) does not exceed 1.5% of Purchase Price, cost of restoration shall be an obligation of Seller and Closing shall proceed pursuant to terms of this Contract. If restoration is not completed as of Closing, a sum equal to 125% of estimated cost to complete restoration (not to exceed 1.5% of Purchase Price), will be escrowed at Closing. If actual cost of restoration exceeds escrowed amount, Seller shall pay such actual costs (but, not in excess of 1.5% of Purchase Price). Any unused portion of escrowed amount shall be returned to Seller. If cost of restoration exceeds 1.5% of Purchase Price, Buyer shall elect to either take Property “as is” together with the 1.5%, or receive a refund of the Deposit, thereby releasing Buyer and Seller from all further obligations under this Contract. Seller’s sole obligation with respect to tree damage by casualty or other natural occurrence shall be cost of pruning or removal.

N. 1031 EXCHANGE: If either Seller or Buyer wish to enter into a like-kind exchange (either simultaneous with Closing or deferred) under Section 1031 of the Internal Revenue Code (“Exchange”), the other party shall cooperate in all reasonable respects to effectuate the Exchange, including execution of documents; provided, however, cooperating party shall incur no liability or expense related to the Exchange, and Closing shall not be contingent upon, nor extended or delayed by, such Exchange.

O. CONTRACT NOT RECORDABLE; PERSONS BOUND; NOTICE; COPIES: Neither this Contract nor any notice of it shall be recorded in any public records. This Contract shall be binding on, and inure to the benefit of, the parties and their respective heirs or successors in interest. Whenever the context permits, singular shall include plural and one gender shall include all. Notice and delivery given by or to the attorney or broker (including such broker’s real estate licensee) representing any party shall be as effective as if given by or to that party. All notices must be in writing and may be made by mail, personal delivery or electronic (including “pdf”) media. A legible facsimile or electronic (including “pdf”) copy of this Contract and any signatures hereon shall be considered for all purposes as an original.

STANDARDS FOR REAL ESTATE TRANSACTIONS (CONTINUED)

P. INTEGRATION; MODIFICATION: This Contract contains the full and complete understanding and agreement of Buyer and Seller with respect to the transaction contemplated by this Contract and no prior agreements or representations shall be binding upon Buyer or Seller unless included in this Contract. No modification to or change in this Contract shall be valid or binding upon Buyer or Seller unless in writing and executed by the parties intended to be bound by it.

Q. WAIVER: Failure of Buyer or Seller to insist on compliance with, or strict performance of, any provision of this Contract, or to take advantage of any right under this Contract, shall not constitute a waiver of other provisions or rights.

R. RIDERS; ADDENDA; TYPEWRITTEN OR HANDWRITTEN PROVISIONS: Riders, addenda, and typewritten or handwritten provisions shall control all printed provisions of this Contract in conflict with them.

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

S. COLLECTION or COLLECTED: “COLLECTION” or “COLLECTED” means any checks tendered or received, including Deposits, have become actually and finally collected and deposited in the account of Escrow Agent or Closing Agent. Closing and disbursement of funds and delivery of Closing documents may be delayed by Closing Agent until such amounts have been COLLECTED in Closing Agent’s accounts.

T. LOAN COMMITMENT: “Loan Commitment” means a statement by the lender setting forth the terms and conditions upon which the lender is willing to make a particular mortgage loan to a particular borrower.

U. APPLICABLE LAW AND VENUE: This Contract shall be construed in accordance with the laws of the State of Florida and venue for resolution of all disputes, whether by mediation, arbitration or litigation, shall lie in the county in which the Real Property is located.

X. BUYER WAIVER OF CLAIMS: Buyer waives any claims against Seller and, to the extent permitted by law, against any real estate licensee involved in the negotiation of this Contract, for any defects or other damage that may exist at Closing of this Contract and be subsequently discovered by the Buyer or anyone claiming by, through, under or against the Buyer.

ADDENDA AND ADDITIONAL TERMS

19. ADDENDA: The following additional terms are included in the attached addenda and incorporated into this* Contract (Check if applicable):

☒ A. Condominium Assn	☐ L. RESERVED	☐ R. Rezoning	☐ Y. Seller’s Attorney
☐ B. Homeowners’ Assn		☐ S. Lease Purchase/ Approval
☐ C. Seller Financing	☐ M. Defective Drywall Lease Option		☐ Z. Buyer’s Attorney Approval
☐ D. Mortgage Assumption	☐ N. Coastal Construction Control Line	☐ T. Pre-Closing Occupancy
☐ E. FHA/VA Financing			☐ AA. Licensee-Personal
☐ F. Appraisal Contingency	☐ O. Insulation Disclosure	☐ U. Post-Closing Occupancy	☐ Interest in Property
☐ G. Short Sale	☐ P. Pre-1978 Housing		☐ BB. Binding Arbitration
☐ H. Homeowners’ Insurance	☐ Statement (lead Based Paint)	☐ V. Sale of Buyer’s Property	☐ Other_______________
☐ I. FIRPTA			___________________
☐ J. Interest-Bearing Acct	☐ Q. Housing for Older Persons	☐ W. Back-up Contract	___________________
☐ K. RESERVED		☐ X. Kick-out Clause	___________________

20. ADDITIONAL TERMS: See attached Additional Terms ____________________________________________
________________________________________________________________________________________________
________________________________________________________________________________________________
________________________________________________________________________________________________
________________________________________________________________________________________________
________________________________________________________________________________________________

20. ADDITIONAL TERMS:  - CONTINUED-

1. There are no brokers involved in this transaction.

2. Buyer and Seller hereby agree to equally share the legal fees of Seller's counsel, R|A Feingold Law & Consulting, P.A. applicable to and incurred in connection with this transaction.

3. Buyer hereby agrees to use the services of R|A Feingold Law & Consulting, PA to act as title agent, as an agent of First American Title Insurance Company.

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

4. Optibase Ltd. is an entity organized under the laws of Israel, the beneficial owner of 100% of the ownership interests in Optibase, Inc., a Delaware corporation, which is the beneficial owner of 100% of the ownership interests in the Buyer.

5. Seller shall have the right to terminate this Contract in the event Optibase FMC, LLC, a Florida limited liability company, an affiliate of Buyer, does not close upon the simultaneous purchase by Optibase FMC, LLC from Seller, of Units 214-S, 314-S, 414-S, 1402-S and 1026-S as well as the simultaneous purchase by Optibase FMC, LLC from Red Headed Amazon, LLC, an affiliate of Seller of Units 270-S, 470-S, 570-S, 468-S, 202-S and 302-S at Flamingo/South Beach.  Closing of the above units within seven (7) business days of the first closing of the units shall be deemed a simultaneous purchase for the purpose of this paragraph.

6. At closing, the Seller shall lease back the Premises from the Buyer for 36 months, at a rent equal to $12,000 per month, including sales tax, for a total rent, including sales tax of $432,000.  All rent shall be prepaid by the Seller at closing, with Buyer retaining a certain number of shares of common stock of Optibase Ltd. based on the price determined by the Board of Directors of Optibase Ltd. pursuant to the terms hereof.

7. As of the Effective Date hereof, the Board of Directors and Audit Committee of Optibase Ltd., has approved the transaction contemplated hereby, however, the closing of this transaction is conditioned upon the ratification of this Agreement by a special vote of the shareholders of Optibase Ltd. within fifty (50) days after the Effective Date hereof (the “Shareholder Ratification”).  The Buyer hereby agrees to promptly notify the Seller of Shareholder Ratification in writing.  In the event the Buyer does not notify the Seller of Shareholder Ratification within fifty (50) days after the Effective Date hereof, then this Agreement shall be deemed terminated and of no further force and/or effect and Buyer and Seller shall be released of all further obligations under this Agreement, except for those obligations specifically stated to survive termination of this Agreement.

8. The Buyer hereby agrees to advise the Seller in writing of the price per share of the Optibase Ltd. Stock promptly after such price is determined, as well as the number of shares of Optibase Ltd. Stock to be paid as the Purchase Price hereunder.  At such time, the Seller may direct the Buyer, in writing, to pay all or any portion of such Optibase Ltd. Stock to one or more parties, including, but not limited to Seller’s lender(s).

9.  The Buyer agrees to determine the price per share of Optibase Ltd. Stock based on the following methodology:  The price per share will be based upon the average price per share for the thirty (30) day period prior to the date the Board of Directors and Audit Committee of Optibase Ltd. approves the transaction contemplated hereby, which date of approval shall also be the Effective Date hereof.

COUNTER-OFFER/REJECTION

* ☐ Seller counters Buyer’s offer (to accept the counter-offer, Buyer must sign or initial the counter-offered terms and deliver a copy of the acceptance to Seller).
* ☐    Seller rejects Buyer’s offer.

THIS IS INTENDED TO BE A LEGALLY BINDING CONTRACT. IF NOT FULLY UNDERSTOOD, SEEK THE ADVICE OF AN ATTORNEY PRIOR TO SIGNING.

THIS FORM HAS BEEN APPROVED BY THE FLORIDA REALTORS AND THE FLORIDA BAR.

Approval of this form by the Florida Realtors and The Florida Bar does not constitute an opinion that any of the terms and conditions in this Contract should be accepted by the parties in a particular transaction. Terms and conditions should be negotiated based upon the respective interests, objectives and bargaining positions of all interested ersons.

AN ASTERISK (*) FOLLOWING A LINE NUMBER IN THE MARGIN INDICATES THE LINE CONTAINS A BLANK TO BE COMPLETED.

 Buyer: Optibase Real Estate Miami, LLC, a Delaware Limited Company, By: Amir Philips, Authorized signatory
/s/ Amir Philips                            Date: 11/12/2013

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

Buyer: __________________________________________________Date:_____________________________

Seller: ISU Properties L.P., a Pennsylvania Limited Partnership By: ISSWUS, Inc., a Pennsylvania corporation, its general partner By: Alex Schwartz /s/ Alex Schwartz                     Date:  11/19/2013

Seller: _________________ ___________________________________Date:_____________________________

Buyer’s address for purposes of notice	Seller’s address for purposes of notice
c/o Optibase, Inc.	c/o ASI Management, 100 South Broad Street
P.O. Box 448	Suite 1300
Mountain View, CA 94042	Philadelphia, PA 11910

BROKER: Listing and Cooperating Brokers, if any, named below (collectively, “Broker”), are the only Brokers entitled to compensation in connection with this Contract. Instruction to Closing Agent: Seller and Buyer direct Closing Agent to disburse at Closing the full amount of the brokerage fees as specified in separate brokerage agreements with the parties and cooperative agreements between the Brokers, except to the extent Broker has retained such fees from the escrowed funds. This Contract shall not modify any MLS or other offer of compensation made by Seller or Listing Broker to Cooperating Brokers.

N/A	N/A
Cooperating Sales Associate, if any	Listing Sales Associate
N/A	N/A
Cooperating Broker, if any	Listing Broker

Buye'r Initial /s/ AP	Sellers Initials /s/ AS

Residential Sale and Purchase Contract: Comprehensive Addendum

The clauses below will be incorporated into the Contract between ISU Properties, LP (Seller) and Optibase Real Estate Miami, LLC_ (Buyer) concerning the Properly described as _50 S. Pointe Drive, Unit 3302, Miami, Beach, FL 3313910_only if initialed by all parties:

ASSOCIATION DISCLOSURES

(         ) (          ) - (            )(         ) A. Condominium Association: The Property is a condominium which is subject to the rules and regulations of a condominium association ("Association"}. If the condominium property is subject to a master Homeowner's Association, also attach Homeowner's Association addendum B. Seller's warranty under Paragraph 8 of the Contract and risk of loss under Paragraph 9 of the Contract or Paragraph H of the Comprehensive Addendum (if applicable) extend to the unit and limited common elements appurtenant to the Property and not to any common elements or any other property.

(1) Documents: Seller will, at Seller's expense, deliver to Buyer the current and complete condominium documents (including question 2 and answer sheet, current year-end financial information and any recorded amendments) referenced in subparagraph (9) below no later׳ than 3 days from Effective Date (if Buyer has already received the required documents, indicate receipt by initialing here (____) (______) Date received , ). If this Contract does not close, Buyer will immediately return the documents to Seller, failing which Buyer authorizes Escrow Agent to reimburse Seller $ __________from the deposit for the cost of the documents.

(2) Association Approval: If the condominium declaration or bylaws give the Association the right to approve Buyer as a purchaser, this Contract is contingent on such approval by the Association. Buyer will apply for approval within 10 days from Effective Date and use diligent effort to obtain approval, including making personal appearances and paying related fees if required. Buyer and Seller will sign and deliver any documents required by the Association to complete the transfer. If Buyer is not approved, this Contract will terminate and Seller will return Buyer's deposit unless this Contract provides otherwise.

(3) Right of First Refusal: If the Association has a right of first refusal to buy the Property, this Contract is contingent on the Association deciding not to exercise such right. Seller will, within 3 days from receipt of the Association's decision, give Buyer written notice of the decision. If the Association exercises its right of first refusal, this Contract will terminate, Buyer's deposit will be refunded unless this Contract provides otherwise and Seller will pay Broker's full commission at closing in recognition that Broker procured the sale.

(4) Application/Transfer Fees: Buyer will pay any application and/or transfer fees charged by the Association.

(5) parking/Boat Slip/Storage Unit: Seller will assign to Buyer at closing parking space(s) #_B-315 B-316______; boat slip(s) #________; and storage unit(s) #______________.

(6) Fees: Seller will pay all fines imposed against the Unit as of Closing Date and any fees the Association charges to provide information about its fees or the Property, and will bring maintenance and similar periodic fees and rents on any recreational areas current as of Closing Date. If, after the Effective Date, the Association imposes a special assessment for improvements, work or services, Seller will pay all amounts due before Closing Date and Buyer will pay all amounts due after Closing Date. If special assessments may be paid in installments □ Buyer □ Seller (if left blank, Buyer) shall pay installments due after Closing Date. If Seller is checked, Seller will pay the assessment in full prior to or at the time of closing. Seller represents that he/she is not aware of any pending special or other assessment that the Association is considering except as follows:_________________________________________________________________

___________________________________________________________________________________________________________

Seller represents that he/she is not aware of pending or anticipated litigation affecting the Property or the common elements, if any, except as follows:
___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

Seller represents that the current assessments, maintenance, and/or association fees are:

$ 2,152.61                              per month                                          to South Beach North

$ 1,028.56                              per month                                          to SODE Master

$                                             per                                                      to

and that there □ is □ is not a recreation or land lease with the Property. If there is a recreation or land lease, the current

44־ payment is $_____________________ per month.

Buyer (/s/ AP) ( _______________ ) and Seller (/s/ AS) ( _______________ ) acknowledge receipt of a copy of this page.

(7) Damage to Common Elements: If any portion of the common element is damaged due to fire, hurricane or other casualty before closing, either party may cancel the Contract and Buyer's deposit shall be refunded if (a) as a result of damage to the common elements, the Property appraises below the purchase price and either the parties cannot agree on a new purchase price or Buyer elects not to proceed, or (b) the Association cannot determine the assessment attributable to the Property for the damage at least 5 days prior to Closing Date, or (c) the assessment determined or imposed by the Association attributable to the Property for the 50־ damage to the common element is  greater than $________ or %___________of the purchase price (1.5% if left blank).

(8) Sprinkler System: IF THE UNIT OWNERS VOTED TO FOREGO RETROFITTING EACH UNIT WITH A FIRE SPRINKLER OR OTHER ENGINEERED LIFE SAFETY SYSTEM, SELLER SHALL PROVIDE THE BUYER, BEFORE CLOSING, A COPY OF THE CONDOMINIUM ASSOCIATION'S NOTICE OF THE VOTE TO FOREGO RETROFITTING.

(See Continuation)

(              ) (          ) - (            )(          ) A. Condominium Association (CONTINUATION)

(9) Hazard Insurance: After closing, Buyer may be required to provide the Association with evidence of a currently effective policy of hazard and liability insurance upon request of the Association. If Buyer fails to provide the Association with a certificate of insurance within 30 days of the Association's request, the Association may purchase a policy on behalf of Buyer and impose an assessment for the cost of such policy.

(10) Condominium Governance: PURSUANT TO SECTION 718.503, FLORIDA STATUTES, BUYER IS ENTITLED TO RECEIVE FROM THE SELLER A COPY OF A GOVERNANCE FORM PROVIDED BY THE DIVISION OF FLORIDA CONDOMINIUMS, TIMESHARES AND MOBILE HOMES SUMMARIZING THE GOVERNANCE OF CONDOMINIUM ASSOCIATIONS.

(11) Buyer Acknowledgement / Seller Disclosure: (Check whichever applies)

__THE BUYER HEREBY ACKNOWLEDGES THAT BUYER HAS BEEN PROVIDED A CURRENT COPY OF THE DECLARATION OF CONDOMINIUM, ARTICLES OF INCORPORATION OF THE ASSOCIATION, BYLAWS AND RULES OF THE ASSOCIATION, AND A COPY OF THE MOST RECENT YEAR-END FINANCIAL INFORMATION AND FREQUENTLY ASKED QUESTIONS AND ANSWERS DOCUMENT MORE THAN 3 DAYS, EXCLUDING SATURDAYS, SUNDAYS, AND LEGAL HOLIDAYS, PRIOR TO EXECUTION OF THIS CONTRACT.

X THIS AGREEMENT IS VOIDABLE BY BUYER BY DELIVERING WRITTEN NOTICE OF THE BUYER'S INTENTION TO CANCEL WITHIN 3 DAYS, EXCLUDING SATURDAYS, SUNDAYS, AND LEGAL HOLIDAYS, AFTER THE DATE OF EXECUTION OF THIS AGREEMENT BY THE BUYER AND RECEIPT BY BUYER OF A CURRENT COPY OF THE DECLARATION OF CONDOMINIUM, ARTICLES OF INCORPORATION, BYLAWS AND RULES OF THE ASSOCIATION, AND A COPY OF THE MOST RECENT YEAR-END FINANCIAL INFORMATION AND FREQUENTLY ASKED QUESTIONS AND ANSWERS DOCUMENT IF SO REQUESTED IN WRITING. ANY PURPORTED WAIVER OF THESE VOIDABILITY RIGHTS SHALL BE OF NO EFFECT. BUYER MAY EXTEND THE TIME FOR CLOSING FOR A PERIOD OF NOT MORE THAN 3 DAYS, EXCLUDING SATURDAYS, SUNDAYS, AND LEGAL HOLIDAYS, AFTER THE BUYER RECEIVES THE DECLARATION, ARTICLES OF INCORPORATION, BYLAWS AND RULES OF THE ASSOCIATION, AND A COPY OF THE MOST RECENT YEAR-END FINANCIAL INFORMATION AND FREQUENTLY ASKED QUESTIONS AND ANSWERSDOCUMENT IF REQUESTED IN WRITING. BUYER'S RIGHT TO VOID THIS AGREEMENT SHALL TERMINATE AT CLOSING.

Buyer (/s/ AP) ( _______________ ) and Seller (/s/ AS) ( _______________ ) acknowledge receipt of a copy of this page.